Press Release

Clean Coal Technologies, Inc. Signs Technology License Agreement with China’s Huamin Senior Holding Group Co., Ltd.

Agreement Addresses Growing Demand for Clean Coal Solutions Worldwide

New York, NY (April 25, 2011)—Clean Coal Technologies, Inc. (“CCTI”), a clean-energy, technology company, “fully-reporting” and listed on the OTC Markets (OTCQB: CCTC), today announced the signing of a technology licensing and royalty agreement with China’s Huamin Senior Fund Holding Group Co., Ltd.  (http://huamin.zgllsh.com/).

Under the terms of the Agreement, the Huamin Senior Holdings Group (Huamin) commits to construct an initial 1.5 million ton per annum clean coal facility, to be followed by 5 million ton per annum additional production increments over the course of the 30-year contract. The Agreement provides for capacity increments to be installed either directly by Huamin Group, or through sub-license agreements. CCTI is to receive one-time license fees based on installed capacity, plus ongoing royalties based on annual production over the life of the contract.  Full details can be found in CCTI’s 8-K filing with the SEC. Initial license fees to CCTI will commence following the completion and acceptance of the initial government-mandated feasibility study(ies) process.

“This contract is an opportunity to address China’s pressing need for a cleaner, domestic-sourced fuel.  The country has over 115 billion tons of coal addressable by CCTI’s unique technology that not only removes moisture, but also removes volatile matters containing coal’s worst pollutants,” stated Robin Eves, President and Chief Executive Officer of Clean Coal Technologies, Inc.

Professional services for the engineering design, procurement, and construction (EPC) of the initial and all subsequent plants will be under the oversight of  SAIC’s (NYSE: SAI) wholly- owned subsidiary, SEE&I, formerly the Benham Companies, based in Oklahoma City, Oklahoma.

 “This is a pivotal event in CCTI’s history,” continued Mr. Eves. “The Agreement sets the stage for large-scale deployment of the CCTI technology in China and other contracts to follow, and is a major step in establishing CCTI as a global company.” “The designs are in place to ensure a rapid and efficient deployment”.

On April the 23th, 2011, Mr. Huang Side, Chairman of the Board of Huamin Senior Fund Holding Group Co., Ltd. (“Huamin Group”), stated that: “The exploration and promotion of the alternative energy by Huamin Group is subject to the need of China and also China’s senior industry. The development of clean coal technologies is also a supplement of China’s senior industry, and the success of the clean coal project will surely inject new blood and play a strong role in promoting China’s senior industry. I am confident that  our cooperation with CCTI will advance successfully.”

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About Clean Coal Technologies, Inc.

CCTI, () a cleaner-energy, technology company headquartered in  New York City, NY, owns a patented process technology to convert coal into a cleaner burning fuel source. This technology is a “mild gasification” process that removes moisture and volatile matters.  The Company's patented end product “PRISTINE™” coal is significantly more efficient, less polluting, more cost effective, and provides more heat than untreated dirty coal. The principal elements of this pre-combustion technology are based on well-proven benefaction processes and utilizes off-the-shelf components and equipment. The process may remove as much as 90% of chemical pollutants from coal, thereby resolving emission issues affecting coal-fired power plants.

About Huamin Senior Holdings Group Co., Ltd.

The Huamin Senior Holding Group Co., Ltd. ("Huamin Group"), (http://huamin.zgllsh.com) is a Government sponsored/funded entity mandated to transition to self funding through commercial business development. Huamin has established a new commercial business division that focuses on environmental improvement technologies, (CCTI).  The company continues to be funded and supported by Central Government until full financial transition takes place. Huamin is currently in talks with a major, publically listed, coal producer for the deployment of the CCTI technology. As a quasi-state owned enterprise, full details of CCTI contract will be reported to the Central Government. Huamin plans to shortly host a national clean coal conference featuring CCTI technology.

Forward-Looking Statements

Matters discussed in this press release contain forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which could significantly impact the actual results, performance or achievements of the Company. Such risks and uncertainties include, but are not limited to, the time frame for production of revenue, product development and commercial introduction, the impact of rapid price and technological change and competition, manufacturing and supply uncertainties and other risks.

CONTACT:

CORPORATE:
Clean Coal Technologies, Inc.
Mr. Robin Eves , Director, President & CEO
646-710-3549

reves@cleancoaltechnologiesinc.com
www.cleancoaltechnologiesinc.com
or
INVESTOR RELATIONS:
Cooper Global Communications, LLC
Mr. Richard E. Cooper, President
Ms. Jennifer K. Zimmons, Ph.D., Managing Director
212-317-1400
rcooper@cgc-us.com
jzimmons@cgc-us.com

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